Exhibit 12.1

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
    MONONGAHELA POWER COMPANY


    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                             12 Months  Years Ended December 31,
                                               Ended
                                              3/31/94     1993      1992      1991      1990      1989
    Earnings:
        Net income                            $61,027    $61,698   $58,344   $54,089   $54,949   $55,445
        Fixed charges:
            Interest on long-term debt         35,404     35,555    34,241    30,918    30,575    31,472
            Other interest                      2,517      2,033     1,772     2,576     2,689     1,072
            Estimated interest component
               of rentals                         666        672       715       847     1,164     1,462
               Total fixed charges             38,587     38,260    36,728    34,341    34,428    34,006
         Income taxes                          34,759     33,662    28,177    31,368    31,235    20,470
               Total earnings                $134,373   $133,620  $123,249  $119,798  $120,612  $109,921
    Net income                                $61,027    $61,698   $58,344   $54,089   $54,949   $55,445
    Add-Income taxes                           34,759     33,662    28,177    31,368    31,235    20,470
         Income before taxes on income        $95,786    $95,360   $86,521   $85,457   $86,184   $75,915
    Effective income tax rate (1)              0.3629     0.3530    0.3257    0.3671    0.3624    0.2696
    Inverse of effective income tax rate       0.6371     0.6470    0.6743    0.6329    0.6376    0.7304
    Preferred dividends not deductible for
        federal income tax purposes            $4,340     $4,340    $4,724    $4,819    $4,819    $4,819
    Earnings requirement before income
        taxes, necessary to meet non-
        deductible preferred stock
        dividends (2)                          $6,812     $6,708    $7,006    $7,614    $7,558    $6,598
    Preferred dividends deductible for
       federal income tax purposes                118        118       121       121       121       121
    Fixed charges                              38,587     38,260    36,728    34,341    34,428    34,006
    Fixed charges and preferred stock
       dividend requirements                  $45,517    $45,086   $43,855   $42,076   $42,107   $40,725
    Ratio of total earnings to fixed charges
        and preferred stock dividend
        requirements                             2.95       2.96      2.81      2.85      2.86      2.70

     (1) Income taxes divided by income before taxes on income.
     (2) Preferred dividends charged to retained earnings during period divided by the inverse of effective income tax rate.
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